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                                                                    EXHIBIT 99.1

                                             NEWS RELEASE
                                             FOR IMMEDIATE RELEASE

                                             CONTACT: MERILYN H. HERBERT
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             (615) 370-1377


                    PROVINCE HEALTHCARE ANNOUNCES PRICING OF
                    $200 MILLION OF SENIOR SUBORDINATED NOTES

         BRENTWOOD, TN, MAY 22, 2003 - Province Healthcare Company (NYSE: PRV) announced today the pricing and increase in size of its previously announced public offering of Senior Subordinated Notes due 2013. The Company will sell an aggregate of $200 million principal amount of the notes. The notes bear interest at 7 1/2% per year and were priced at 100% of par. Merrill Lynch & Company and Wachovia Securities are the joint book-running managers for the offering. Banc of America Securities, Citigroup Global Markets, SunTrust Robinson Humphrey and U.S. Bancorp Piper Jaffray also are serving as co-managers.

         The net proceeds of the offering will be used by Province to repay existing indebtedness under its bank senior credit facility, to fund future hospital acquisitions, for working capital and general corporate purposes, and to repurchase a portion of the company's outstanding 4 1/2% Convertible Subordinated Notes due 2005 (the "2005 Notes"). The Company has reached agreement to repurchase approximately $62 million principal amount of the 2005 Notes in privately negotiated transactions.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a prospectus and prospectus supplement.

         Province Healthcare is a healthcare services company focused on acquiring and operating hospitals in attractive non-urban markets in the United States. The Company owns or leases 20 general acute care hospitals in 13 states with a total of 2,281 licensed beds. The Company also provides management services to 37 hospitals in 14 states with a total of 2,955 licensed beds.

         The foregoing information regarding Province's sale of the Senior Subordinated Notes due 2013 and its anticipated use of proceeds is forward-looking. While management makes its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that are detailed in Province's reports and other filings with the Securities Exchange Commission. Actual results could differ materially from these forward-looking statements.

CONTACT: MERILYN H. HERBERT, PROVINCE HEALTHCARE COMPANY (PRV) AT (615)
370-1377.